                                                                EXHIBIT 99.3


                        SIRATSA LLC AND SUBSIDIARIES

                      Consolidated Financial Statements

                         December 31, 2005 and 2004

   (With Report of Independent Registered Public Accounting Firm Thereon)

           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers
Siratsa LLC:

We have audited the accompanying consolidated balance sheets of Siratsa LLC (a Delaware limited liability company, formerly Astaris LLC) and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in members' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Siratsa LLC and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.


/s/ KPMG LLP

St. Louis, Missouri
March 30, 2006

                                               SIRATSA LLC AND SUBSIDIARIES

                                                Consolidated Balance Sheets

                                                December 31, 2005 and 2004

                                                  (Dollars in thousands)

                                    ASSETS                                                2005                  2004
                                                                                   -------------------   -------------------
Current assets:
     Cash and cash equivalents                                                       $       2,374                 8,047
     Restricted cash                                                                         3,652                    --
     Receivables:
        Trade, net of allowance of $-0- and $849, respectively                                  --                41,269
        Other                                                                                  566                   519
     Inventories                                                                                --                25,955
     Deposits held in escrow                                                                24,810                    --
     Due from affiliates                                                                        --                 1,189
     Prepaid expenses and other current assets                                                 362                 1,441
                                                                                   -------------------   -------------------
                 Total current assets                                                       31,764                78,420

Property, plant, and equipment, net                                                             --                85,793
Investment in joint venture                                                                     --                11,781
Other assets                                                                                   232                   191
                                                                                   -------------------   -------------------
                 Total assets                                                        $      31,996               176,185
                                                                                   ===================   ===================
                        LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
     Bank overdrafts                                                                 $          --                   695
     Accounts payable and accrued expenses                                                   2,296                58,349
     Due to affiliates                                                                      12,573                38,667
                                                                                   -------------------   -------------------
                 Total current liabilities                                                  14,869                97,711

Long-term debt, less current maturities                                                         --                    --
Accrued restructuring reserve                                                                   --                32,765
Other long-term liabilities                                                                     --                31,678
                                                                                   -------------------   -------------------
                 Total liabilities                                                          14,869               162,154

Members' equity                                                                             17,127                14,031
                                                                                   -------------------   -------------------
                 Total liabilities and members' equity                               $      31,996               176,185
                                                                                   ===================   ===================
See accompanying notes to consolidated financial statements.

                                               SIRATSA LLC AND SUBSIDIARIES

                                           Consolidated Statements of Operations

                                       Years ended December 31, 2005, 2004, and 2003

                                                   (Dollars in thousands)

                                                                     2005                  2004                  2003
                                                              -------------------   -------------------   -------------------
Net sales                                                        $    320,209               350,872              384,511
Cost of sales                                                         278,873               310,776              384,431
Selling, general, and administration expenses                          22,495                26,810               28,377
Restructuring and other expenses (note 4)                                 831                21,087              185,920
                                                              -------------------   -------------------   -------------------
                 Operating income (loss)                               18,010                (7,801)            (214,217)
                                                              -------------------   -------------------   -------------------
Other income (expense):
     Equity in earnings of joint venture                                1,350                   796                  601
     Gain on sale of assets (note 3)                                  125,909                    --                   --
     Interest expense                                                  (2,770)               (2,864)             (14,600)
     Interest income                                                      167                   641                1,085
     Other, net                                                        (1,622)               (1,669)              (2,529)
                                                              -------------------   -------------------   -------------------
                 Total other income (loss)                            123,034                (3,096)             (15,443)
                                                              -------------------   -------------------   -------------------
                 Net income (loss) before income
                    tax expense (benefit)                             141,044               (10,897)            (229,660)
Income tax expense (benefit)                                              126                   (47)                 745
                                                              -------------------   -------------------   -------------------
                 Net income (loss)                               $    140,918               (10,850)            (230,405)
                                                              ===================   ===================   ===================

See accompanying notes to consolidated financial statements.

                                                    SIRATSA LLC AND SUBSIDIARIES

                                  Consolidated Statements of Changes in Members' Equity (Deficit)

                                          Years ended December 31, 2005, 2004, and 2003

                                                      (Dollars in thousands)

                                                                          ACCUMULATED
                                                         MEMBERS'            OTHER              TOTAL
                                                          EQUITY         COMPREHENSIVE         MEMBERS'           COMPREHENSIVE
                                                        (DEFICIT)           INCOME         EQUITY (DEFICIT)       INCOME (LOSS)
                                                   ------------------   ---------------   -----------------     -----------------
Balance, December 31, 2002                               $  55,289          (11,045)             44,244

     Contributions from owners                             131,494               --             131,494
     Unrealized gain on derivative instruments                  --            5,712               5,712             $   5,712
     Foreign currency adjustment                                --            2,165               2,165                 2,165
     Net loss                                             (230,405)              --            (230,405)             (230,405)
                                                                                                                -----------------
                 Comprehensive loss                                                                                 $(222,528)
                                                   ------------------   ---------------   -----------------     =================
Balance, December 31, 2003                                 (43,622)          (3,168)            (46,790)

     Contributions from owners                              71,126               --              71,126
     Foreign currency adjustment                                --              545                 545             $     545
     Net loss                                              (10,850)              --             (10,850)              (10,850)
                                                                                                                -----------------
                 Comprehensive loss                                                                                 $ (10,305)
                                                   ------------------   ---------------   -----------------     =================
Balance, December 31, 2004                                  16,654           (2,623)             14,031

     Distributions to owners                              (140,445)              --            (140,445)
     Foreign currency adjustment                                --            2,623               2,623             $   2,623
     Net income                                            140,918               --             140,918               140,918
                                                                                                                -----------------
                 Comprehensive income                                                                               $ 143,541
                                                                                                                =================
                                                   ------------------   ---------------   -----------------
Balance, December 31, 2005                               $  17,127               --              17,127
                                                   ==================   ===============   =================

See accompanying notes to consolidated financial statements.

                                                  SIRATSA LLC AND SUBSIDIARIES

                                              Consolidated Statements of Cash Flows

                                          Years ended December 31, 2005, 2004, and 2003

                                                      (Dollars in thousands)

                                                                                      2005             2004             2003
                                                                               ----------------   --------------   --------------
Cash flows from operating activities:
     Net income (loss)                                                             $ 140,918          (10,850)        (230,405)
     Adjustments to reconcile net income (loss) to net cash (used in)
        provided by operating activities:
           Depreciation                                                                7,254            9,236           18,784
           Amortization                                                                  357              283              703
           Gain on sale of assets                                                   (125,909)              --               --
           Loss on disposals of property, plant, and equipment                           533              492              628
           Noncash restructuring expenses                                               (283)            (630)         152,792
           Equity in earnings of joint venture                                        (1,350)            (796)            (601)
           Changes in operating assets and liabilities:
              Restricted cash                                                         (3,652)              --               --
              Receivables, net                                                        (5,027)           2,029            5,681
              Inventories                                                             (5,105)           1,994            4,802
              Deposits held in escrow                                                (24,810)              --               --
              Due from affiliates                                                      1,097            1,764             (259)
              Prepaid expenses and other current assets                                  (13)           2,869            2,489
              Bank overdrafts                                                           (445)            (154)            (888)
              Accounts payable and accrued expenses                                    1,647             (905)             517
              Due to affiliates                                                      (35,892)          31,240            4,377
              Other long-term liabilities                                            (69,781)         (29,122)          17,017
                                                                               ----------------   --------------   --------------
                    Net cash (used in) provided by operating activities             (120,461)           7,450          (24,363)
                                                                               ----------------   --------------   --------------
Cash flows from investing activities:
     Additions to property, plant, and equipment                                      (9,396)         (11,123)          (8,200)
     Proceeds from sale of assets, net of transaction costs and cash sold            253,610               --               --
     Cash distributions from joint venture                                               252              137            1,053
                                                                               ----------------   --------------   --------------
                    Net cash provided by (used in) investing activities              244,466          (10,986)          (7,147)
                                                                               ----------------   --------------   --------------
Cash flows from financing activities:
     Proceeds from revolver                                                          144,554            3,900           22,900
     Repayment of revolver                                                          (144,554)         (74,751)        (119,949)
     Deferred loan fees                                                               (1,447)              --               --
     Cash distributions to owners                                                   (127,672)              --               --
     Cash contributions from owners:
        Keepwells                                                                         --           70,943          125,600
        Other contributions                                                               --              183            5,894
                                                                               ----------------   --------------   --------------
                    Net cash (used in) provided by financing activities             (129,119)             275           34,445

Effect of exchange rate changes on cash                                                 (559)             126              765
                                                                               ----------------   --------------   --------------
                    Net change in cash and cash equivalents                           (5,673)          (3,135)           3,700

Cash and cash equivalents, beginning of year                                           8,047           11,182            7,482
                                                                               ----------------   --------------   --------------
Cash and cash equivalents, end of year                                             $   2,374            8,047           11,182
                                                                               ================   ==============   ==============
Supplemental disclosures of cash flow information:
     Cash paid for interest                                                        $   3,103            3,928           11,057
     Cash paid for taxes                                                                  65               --              793
     Non-cash distributions to owners                                                 12,773               --               --

See accompanying notes to consolidated financial statements.

                        SIRATSA LLC AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 2005, 2004 and 2003

                           (Dollars in thousands)


(1)    OPERATIONS AND ORGANIZATION

       ORGANIZATION AND BASIS OF PRESENTATION

       Siratsa LLC, formerly Astaris LLC, and subsidiaries (Siratsa or the Company) was, prior to the sale transaction described below, a diversified chemical producer of phosphates and phosphoric acid products headquartered in St. Louis, Missouri. The Company produced and marketed phosphorus and derivative products ranging from food ingredients, industrial phosphates, dental phosphates, and phosphoric acid (food and industrial grades) to phosphorus pentasulfide, phosphorus trichloride, fire retardants, and elemental phosphorus. A partial listing of end uses for the phosphate products includes: food and beverages, toothpaste, detergents, metal treating, drilling fluids, elastomer processing, water treatment, refractories, electronics, glass and ceramics, fire fighting and flame-proofing, lubricating oil additives, agricultural insecticides, and herbicides. The Company's production and distribution facilities were located in North America, Brazil, and Europe, and the Company marketed and distributed its products throughout the world. Currently, the Company conducts no operations.

       Effective April 1, 2000, FMC Corporation (FMC) and Solutia, Inc. (Solutia) (collectively, the Owners or Parents) formed a joint venture called Astaris LLC (Astaris), a Delaware limited liability company. The joint venture arrangement between Astaris, FMC, and Solutia is governed by a joint venture agreement and other associated agreements (collectively, the Joint Venture Agreement). The Owners contributed their phosphorus chemical operations in North America and Brazil, resulting in a 50% ownership for each company. On February 1, 2002, the Company and Solutia transferred their ownership interests in Astaris Idaho LLC to FMC. Also in 2002, the Company created a new subsidiary called Astaris International, Inc., which is 100% owned by Astaris. An additional subsidiary was formed as a 100% wholly owned subsidiary of Astaris International, Inc., Astaris Canada Ltd. Astaris Canada Ltd. was formed to develop new markets in Canada for the Company's fire safety business. In 2003, a subsidiary was created, Astaris SRL, which was 95% owned by Astaris and 5% owned by Astaris International Inc. Astaris SRL was located in Milan, Italy and was formed to conduct business as a European entity and as a distributor of Astaris products in Europe. Astaris Brazil owned a 44% interest in FosBrasil, a joint venture, that was accounted for under the equity method.

       On September 1, 2005, the Company, Solutia and FMC entered into an asset purchase agreement with Israel Chemical Limited (ICL) and one of its subsidiaries, pursuant to which the Company agreed to sell substantially all of its foreign and domestic operating assets to ICL for $255,000 in cash, subject to certain purchase price adjustments, and the assumption by ICL of certain related liabilities. The transaction closed on November 4, 2005. Subsequent to the closing of the transaction, certain of the assets and liabilities of the Company that were not included in the sale to ICL were transferred to Solutia and FMC. Generally, these assets and liabilities consisted of cash, property originally contributed to the joint venture by Solutia and FMC, as well as certain pre-closing liabilities, including certain environmental liabilities. Certain non-operating assets and liabilities remained with the Company (see note 3 for further details of the sale transaction).

       As part of the sale transaction, $12,500 of the sales proceeds was deposited in escrow to be held for one year to secure Solutia's indemnification obligations as defined in the Asset Purchase Agreement. This amount and the accumulated interest are included in deposits held in escrow in the consolidated balance sheets. This amount will be paid pursuant to the indemnification provisions of the Asset Purchase

                                                                 (Continued)

                        SIRATSA LLC AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 2005, 2004 and 2003

                           (Dollars in thousands)


       Agreement, no later than the one-year anniversary of the closing of the sale transaction. Therefore, an equal amount is recorded as a liability in Due to affiliates in the consolidated balance sheets as of December 31, 2005.

       Effective December 2, 2005, the Company changed its name to Siratsa
       LLC.

       The accompanying consolidated financial statements include the accounts of Siratsa LLC and subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

       On December 17, 2003, Solutia, Inc. announced that it and its 14 U.S. subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (Case No. 0317949). Solutia and its subsidiaries remain in possession of their assets and properties and continue to operate their businesses and manage their properties as "debtors-in-possession" pursuant to Sections 1107(a) and 1108 of the U.S. Bankruptcy Code.

       On February 14, 2006, Solutia filed with the U.S. bankruptcy Court their Plan of Reorganization (the Plan) and Disclosure Statement (the Disclosure Statement). The Plan and Disclosure Statement set forth the terms of a global settlement between Solutia, the Official Committee of Unsecured Creditors, Monsanto Company and Pharmacia. In general, it provides for, among other things, the reallocation of certain legacy liabilities among Solutia, Monsanto and Pharmacia and the treatment of various constituencies in the Chapter 11 cases will receive under the Plan. The Plan and Disclosure Statement are subject to U.S. Bankruptcy Court approval, the approval of various constituencies in the Chapter 11 cases and the satisfaction of other contingencies.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       USE OF ESTIMATES

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and that affect revenues and expenses during the period reported. Actual results are likely to differ from those estimates.

       CASH AND CASH EQUIVALENTS

       The Company considers all highly liquid investments, with original maturities of three months or less, to be cash equivalents, except that any such investments purchased with funds held in escrow or similar accounts are classified as restricted cash. These investments are carried at cost, which approximates market value. As of December 31, 2005, $3,652 is classified as restricted cash. These monies are on deposit to cover claims paid by the workers' compensation administrator.

       RECEIVABLES

       Trade receivables were recorded net of allowance for doubtful accounts, disputed invoices and other credits.

                                                                 (Continued)
                                     7

                        SIRATSA LLC AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 2005, 2004 and 2003

                           (Dollars in thousands)

       INVENTORIES

       Inventories were stated at the lower of cost or market value and included the cost of raw materials, labor and overhead. All domestic inventories, excluding spare parts and supplies (representing 93% of total inventories in 2004), were determined by the last-in, first-out
       (LIFO) method, which generally reflects the effects of inflation or deflation on cost of goods sold sooner than other inventory cost methods. The cost of other inventories generally was determined by the first-in, first-out (FIFO) method.

       PROPERTY, PLANT, AND EQUIPMENT

       Property, plant, and equipment, including capitalized interest, was recorded at cost. Depreciation, for financial reporting purposes, was provided principally on the straight-line basis over the estimated useful lives of the assets (land improvements--20 years, buildings--20 to 50 years, and machinery and equipment--3 to 18 years). Gains or losses were reflected in income upon sale or retirement of assets. Expenditures that extended the useful lives of property, plant and equipment or increased productivity were capitalized. Ordinary repairs and maintenance were expensed as incurred through operating expense.

       IMPAIRMENT OF LONG-LIVED ASSETS

       In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company periodically assesses impairment of long-lived assets when conditions indicate a possible loss. Such impairment tests are generally based on a comparison of undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset value is written down to its fair value based upon market prices or, if not available, upon discounted cash value at an appropriate discount rate. See note 4(a) for a discussion of the impairment expense recorded on certain fixed assets related to restructuring and note 3 for a discussion of the impairment expense recorded on certain fixed assets related to the distribution of those assets after the sale transaction.

       CAPITALIZED INTEREST

       During 2005 and 2004, interest of $153 and $259, respectively, associated with the construction of certain long-lived assets, was capitalized as part of the cost of those assets and amortized over the estimated useful lives of the related assets.

       INTERNAL USE SOFTWARE

       Software costs were amortized over expected lives ranging from three to seven years.

       DEFERRED DEBT ISSUANCE COSTS

       Deferred debt issuance costs associated with the September 2000 Credit Agreement (see note 8) were amortized using the straight-line method, which approximated the effective interest method, over the estimated life of the related loan. The remaining debt issuance costs were written off to interest expense in 2004 upon the Company accelerating the payoff of the term and line of credit facilities (see note 8).

       Deferred debt issuance costs associated with the February 2005 credit facility (see note 8) were amortized using the straight-line method, which approximated the effective interest method, over the estimated life of the related loan. The remaining debt issuance costs were written off in 2005 upon the Company

                                                                 (Continued)
                                     8

                        SIRATSA LLC AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 2005, 2004 and 2003

                           (Dollars in thousands)


       accelerating the payoff of the credit facility in conjunction with the sale of assets (see note 3). The write-off of $1,090 is included in the gain on sale of assets in the 2005 consolidated statement of operations.

       REVENUE RECOGNITION

       Revenue was recognized upon completion of the earnings process, which was upon shipment. Net sales included billings to customers for shipping and handling, and the related shipping and handling costs were classified as cost of sales. Rebates due to customers were provided in the same period that the related sales were recorded based on the contract terms.

       ENVIRONMENTAL REMEDIATION

       Costs for remediation of waste disposal at current operating sites were accrued in other long-term liabilities in the accounting period in which the obligation was probable and when the cost was reasonably estimable. Environmental liabilities were not discounted, and they were not reduced for any claims for recoveries from insurance or third parties.

       DERIVATIVE INSTRUMENTS

       The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, on April 1, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

       Historically, the Company managed fluctuations in interest rates by using an interest rate swap agreement as required by certain debt agreements. The Company's interest rate swap agreement required the Company to pay a fixed rate and receive a floating rate, thereby creating fixed-rate debt on the notional amount of $100,000 relative to the term loan discussed in note 8. The effective portion of the gain or loss on the Company's interest rate swap agreement was reported in accumulated other comprehensive income in 2002. However, in 2003, the hedge accounting treatment on the interest rate swap was deemed ineffective and, as such, the entire amount of unrealized gain on derivative instruments included in accumulated other comprehensive income was recorded to interest expense at December 31, 2003. In 2005 and 2004, the change in fair market value during the year of $76 and $2,058, respectively, was recorded as a credit to interest expense. The Company no longer holds any interest rate swaps (see note 9).

       INCOME TAXES

       No provision for United States Federal income taxes has been made in the accompanying consolidated financial statements since any liability for such income taxes is that of the Owners and not of the Company. The Company's income tax provision relates to certain foreign, state and local income taxes.

                                                                 (Continued)

                        SIRATSA LLC AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 2005, 2004 and 2003

                           (Dollars in thousands)


       SELF-INSURANCE

       Until November 4, 2005, the Company assumed the risk of losses up to certain limits for the employee group dental plan and workers' compensation and general liability claims. Accrued expenses and other long-term liabilities include the Company's estimates of such claims payable. In 2004, the Company changed its insurance carrier and coverage on group medical and no longer assumes the risk of losses up to certain limits on that plan.

       FOREIGN CURRENCY TRANSLATION

       Assets and liabilities denominated in foreign currency were translated at current exchange rates, and profit-and-loss accounts were translated at weighted average exchange rates. Resulting translation gains and losses were included as a separate component of members' equity in accumulated other comprehensive income. As part of the sale transaction, all foreign currency denominated assets and liabilities were sold to ICL. As such, the balance of accumulated other comprehensive loss on the transaction date of $1,144 was recorded as a component of the gain on sale in the 2005 consolidated statement of operations.

       RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

       In November 2004, the FASB issued SFAS No. 151, Inventory Costs, which amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 requires that those items be recognized as current period expense. In addition, SFAS No. 151 requires the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company adopted the provisions of this statement for inventory costs in 2005. The adoption of SFAS No. 151 did not have a material impact on the overall results of operations or financial position.

(3)    SALE OF ASSETS

       The Company and its Owners entered into an Asset Purchase Agreement with ICL, dated September 1, 2005, to sell substantially all of the Company's assets, including $925 in cash for $255,000 cash and the assumption of certain liabilities. The sale price of the transaction was based on a purchased net working capital balance of $58,000, with any difference on the date of close to be reflected as an adjustment to the purchase price. The estimated purchased working capital at closing was $70,243, which resulted in a preliminary purchase price of $267,243. The Asset Purchase Agreement required that cash equal to the estimated working capital excess on November 4, 2005 of $12,243 be deposited in an escrow account to be released from escrow upon verification of actual working capital on the transaction date. As of December 31, 2005, the final working capital adjustment to the purchase price was undetermined. Final determination of the working capital adjustment is anticipated to be made in the 2nd quarter of 2006. The Company recorded a gain on the sale of $125,909, net of transaction costs of $12,708 and other items.

       Immediately following the sale, the Company repaid its $53,618 in borrowings under the 2005 Credit Agreement. Then, most of the remaining assets and liabilities were transferred to the Owners pursuant to the Owners' Agreement dated September 1, 2005. The remaining available proceeds were distributed to the Owners pursuant to the Joint Venture Agreement.

                                                                  (Continued)

                        SIRATSA LLC AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 2005, 2004 and 2003

                           (Dollars in thousands)

       Certain fixed assets were excluded from the sale to ICL, including certain assets from the Company's operations in Sauget, Illinois. These assets were determined to be fully impaired after the transaction and were written -off prior to distribution to the Owners. The amount of this impairment was $9,653 and is included in the gain on sale of assets in the 2005 consolidated statement of operations. The remaining excluded assets were distributed at net book value on the date of distribution.

       Siratsa ceased operations when the transaction was completed on November 4, 2005.

(4)    RESTRUCTURING AND OTHER EXPENSES

       The Company historically performed strategic reviews to assess the returns on their operations, which sometimes resulted in a plan to restructure the operations of a business. The following represents the restructuring activities of the Company up to and including the date of the sale transaction:

       2001 RESTRUCTURING ACTIVITIES

       In October 2001, the Company announced the closing of its Pocatello plant (elemental phosphorus production facility) and the Kemmerer, Wyoming plant used to produce coke, which was used in the elemental phosphorus manufacturing process. The closings resulted in approximately $116,268 of restructuring expenses and $3,186 of inventory write-downs recorded in the fourth quarter of 2001.

       2003 RESTRUCTURING ACTIVITIES

       In December 2002, the Company ceased mining ore at its Dry Valley, Idaho facility. The mine and all the assets were reduced to a mothball status in 2003. During 2003, the Company began operating the Trenton, Michigan facility in a campaign mode. The impact of these restructurings resulted in an expense of $6,992 in 2003. These activities and corresponding cash payments were completed as of December 31, 2003.

       In September 2003, the Company announced a restructuring plan to optimize fixed costs through product asset rationalization and selective product rationalization resulting in a charge of $831, $21,087 and $178,928 to restructuring and other expenses in 2005, 2004 and 2003, respectively. These expenses will be described in more detail below (see (a) through (d)). Also in 2003, a noncash expense of $13,179 was recorded to cost of sales to write down inventory to fair value (see (e)). Key aspects of the restructuring plan included the following:

       o Consolidation of the Company's food and technical phosphate salts production into facilities located in St. Louis, Missouri; Carteret, New Jersey; and Lawrence, Kansas.

       o Closure of the Company's plants in Conda, Idaho; Green River, Wyoming; and Trenton, Michigan. The Conda facility was closed in October 2003, the Green River facility was closed in January 2004, and the Trenton facility was closed in April 2004. In addition, trans-loading, repackaging, and warehousing operations at the Company's leased facility in Bedford Park, Illinois were terminated in March 2004.

       o Implement a product strategy that optimizes market driven end-user demand for elemental and purified phosphoric acid derivative products.

       The above Restructuring Activities resulted in the Company recording the following:

                                                                 (Continued)

                        SIRATSA LLC AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 2005, 2004 and 2003

                           (Dollars in thousands)


(a)    WRITE-DOWN OF FIXED ASSETS

       As a result of the 2003 restructuring activities, the net book value of the fixed assets at all the facilities impacted was written down to market value. These actions resulted in a noncash expense of $139,613 in 2003 to write down certain assets to fair market value. During 2004, certain assets at the Conda, Dry Valley, and Green River facilities were disposed of as part of settlement agreements (see note 4(c) below).

       Also during 2004, the Company determined that elemental phosphorous would no longer be purchased in quantities to profitably support its restructured phosphoric acid burning assets as the Company increased its purchases of purified phosphoric acid. In accordance with SFAS No. 144, the Company recorded an impairment expense of $3,600 related to its phosphoric acid burning assets based upon an assessment of the discounted cash flows.

       The settlement agreements, combined with the impairment expense and other noncash expenses identified, resulted in a net recovery of $255 and $242 in 2005 and 2004, respectively.

(b)    EMPLOYEE RELATED COSTS

       There were approximately 30 Astaris employees and approximately 170 employees from FMC and Solutia affected by the 2003 restructuring activities. In accordance with the Joint Venture Agreement between FMC, Solutia, and Astaris, the Company must bear the severance and training costs in accordance with the existing agreements at both owner facilities.

       The total expense related to these strategic actions was $1,286, $4,697 and $10,430 in 2005, 2004 and 2003, respectively, while
       $2,480, $7,915 and $4,608 was utilized in 2005, 2004 and 2003, respectively, as a result of these activities. As of December 31, 2005, 2004 and 2003, $ -0-, $2,015 and $5,233, respectively, remained as accruals for future payments.

(c)    CONTRACT SETTLEMENTS AND PROFESSIONAL FEES

       As a result of the 2001 restructuring activities, contracts for such items as railcars, nitrogen, electrodes, natural gas, silica, and coal were terminated resulting in an expense of $23,773. As of December 31, 2005, 2004 and 2003, $-0-, $13,671 and $15,459,
       respectively, remained as accruals for future payments.

       As a result of the 2003 restructuring activities, shipping contracts for such items as railcars and trucking leases associated with the related facilities were terminated and charged to expense along with costs incurred to mothball the Dry Valley Mine and professional fees incurred related to consulting for legal, finance, marketing, and operational restructuring activities.

       These items amounted to $(496), $8,465 and $8,936 in 2005, 2004 and 2003, respectively. As of December 31, 2005, 2004 and 2003, $18, $1,707 and $3,029, respectively, remained as accruals for future payments.

       In accordance with the Joint Venture Agreement between FMC, Solutia, and Astaris, the Company must bear certain fixed costs, such as corporate and plant overhead allocations, for any plant shutdown by Astaris that is a guest site at an Owner facility for a period between notification and

                                                                 (Continued)

                        SIRATSA LLC AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 2005, 2004 and 2003

                           (Dollars in thousands)


       shutdown of the facility and for an additional 18 months after the shutdown. As previously discussed above, the Green River facility, which was a guest site at an FMC facility, was closed in January 2004, and the Trenton facility, which was a guest site at a Solutia facility, was closed in April 2004. As such, the Company expensed $-0-, $7,346 and $17,140 to restructuring and other expenses in 2005, 2004 and 2003, respectively. At December 31, 2005, 2004 and 2003, $-0-, $15,085 and $17,140, respectively, remained as accruals for future payments. The Company settled these claims with the Owners as part of the sale transaction.

       As part of the 2003 restructuring, the Company negotiated a settlement with a major competitor to settle a breach of contract lawsuit that was filed in August 2002. The settlement included a cash payment of $1,700 and the agreement to continue to provide certain products for an agreed-to price over a two-year period of time. At December 31, 2005, 2004 and 2003, the Company expensed $596, $1,112 and $3,407, respectively, to restructuring and other expenses for this settlement. Payments under this settlement were completed in 2005.

       During February 2004, the Company reached an agreement with FMC to return approximately 150 railcars and their monthly lease commitments to FMC for FMC's own use. The railcars were being subleased from FMC for Green River distribution requirements. As part of the agreement, Astaris continued to pay for certain repair costs, which were included in the above accrual at December 31, 2004. On November 4, 2005 the sublease agreement with FMC was terminated.

       As discussed above, the Company ceased operations at the Conda, Idaho facility, which was being operated by Nu-West, a subsidiary of Agrium, Inc. (Agrium), under a stand-alone operating agreement. In February 2004, Astaris and Agrium entered into an agreement to resolve all the outstanding issues related to this closing. On March 5, 2004, Astaris paid Agrium a cash settlement in the amount of $8,000 (as a contract settlement) and transferred certain assets to Agrium as part of the termination of the agreement with Agrium, Inc.

(d)    DEMOLITION AND OTHER ENVIRONMENTAL

       As a result of the 2001 restructuring activities, costs to demolish and rectify land represented $40,244. Included in this amount is an expense totaling $36,500 related to an agreement between Solutia, FMC, and Astaris, whereby Astaris will make annual payments over five years to FMC for certain environmental restructuring activities that will be performed by FMC. In 2005, 2004, and 2003, $15,731, $8,760, and $8,030, respectively, had been paid as a result of this agreement, and $-0- and $16,060 remained as accruals for future payments in 2005 and 2004, respectively.

       In 2003, pursuant to SFAS No. 143, Accounting for Asset Retirement Obligations, the Company began accruing for certain demolition and other legal commitments associated with the 2003 restructuring activities at the Green River, Wyoming and Trenton, Michigan facilities in accordance with estimated costs prescribed under formation contracts with both Owners. As of December 31, 2004 and 2003, $3,478 and $6,394, respectively, was recognized as expense to accrue for future costs. There were no additional accruals made in 2005.As of December 31, 2005 and 2004, the Company utilized $1,060 and $3,267, respectively for dismantling and decontamination costs at these sites. During 2004, the Company pursued and ultimately reached a legal settlement with FMC in October resulting in the transfer and disposal of all its assets at its Green River, Wyoming facility.

                                                                 (Continued)

                        SIRATSA LLC AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 2005, 2004 and 2003

                           (Dollars in thousands)


       The settlement resulted in the Company reducing the previously provided accrual by $3,228, which was the remaining reserve related to the dismantlement of those assets that is no longer required as part of the settlement. Also during 2004, the Company revised its forecast to dismantle and decontaminate its Trenton, Michigan facility. As a result of these developments, the Company revised its SFAS No. 143 calculation and adjusted the remaining accrual by $541 at December 31, 2004 to $3,092.

       Pursuant to the Owner's Agreement, after the closing of the sale transaction, the remaining restructuring liabilities were assumed by the Owners. The Owners settled for $16,169 in cash the liabilities related to the Trenton plant shutdown, Pocatello environmental activities, a rail car lease and a coal contract. The Owners Agreement and settlement eliminated future payment obligations related to the 2003 restructuring. As such, the remaining restructuring reserves were eliminated, resulting in an increase to income of $17,510 that is included in the gain on sale in the 2005 statement of operations.

       A restructuring table for the above activity is as follows:

                                                                 CASH RESERVE
                                            ------------------------------------------------------
                                                          CONTRACT
                                                        SETTLEMENTS
                                            EMPLOYEE-       AND        DEMOLITION
                          WRITE-DOWN OF     RELATED     PROFESSIONAL    AND OTHER     CASH RESERVE
                          FIXED ASSETS        COSTS         FEES      ENVIRONMENTAL       TOTAL         TOTAL
                          -------------     ---------   ------------  --------------  ------------   -----------
Balance at December 2002   $      --           (589)       16,709        33,225          49,345         49,345

Charges taken to expense     139,613         10,430        29,483         6,394          46,307        185,920
Amount utilized             (139,613)        (4,608)      (10,564)       (8,149)        (23,321)      (162,934)
                          --------------  -----------  -------------  ------------    ------------   -----------
Balance at December 2003          --          5,233        35,628        31,470          72,331         72,331

Charges taken to expense        (242)         4,697        16,923          (291)         21,329         21,087
Amount utilized                  242         (7,915)      (22,088)      (12,027)        (42,030)       (41,788)
                          --------------  -----------  -------------  ------------    ------------   -----------
Balance at December 2004          --          2,015        30,463        19,152          51,630         51,630

Charges taken to expense        (255)         1,286          (305)          105           1,086            831
Amount utilized                  255         (2,480)       (6,615)       (9,924)        (19,019)       (18,764)
Payment to Owners                 --             --        (7,165)       (9,004)        (16,169)       (16,169)
Reversed to income                --           (821)      (16,360)         (329)        (17,510)       (17,510)
                          --------------  -----------  -------------  ------------    ------------   -----------

Balance at December 2005   $      --             --            18            --              18             18
                          ==============  =========== =============  ============     ============   ===========

(e)    INVENTORY

       As a result of the restructuring activities in 2003 to cease production at certain facilities, related inventories needed for production were written down to fair value. This resulted in a noncash expense to cost of sales of $13,179 in 2003.

                                                                 (Continued)
                                     14

                        SIRATSA LLC AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 2005, 2004 and 2003

                           (Dollars in thousands)

(5)    INVENTORIES

       The components of inventories as of December 31, 2005 and 2004 are as follows:

                                                                           2005                  2004
                                                                    -------------------   -------------------
       Raw materials                                                $                --                 4,473
       Work-in-process                                                               --                16,193
       Finished goods                                                                --                23,442
       Supplies and packaging materials                                              --                 5,143
                                                                    -------------------   -------------------
                        Total                                                        --                49,251
       Less LIFO reserve                                                             --               (23,296)
                                                                    -------------------   -------------------
                                                                    $                --                25,955
                                                                    ===================   ===================

       Inventories at FIFO approximated current cost. Due to LIFO pool decrements, annual earnings increased by approximately $2,046 and $16,578 in 2004 and 2003, respectively.

(6)    PROPERTY, PLANT, AND EQUIPMENT

       Property, plant, and equipment at December 31, 2005 and 2004 consists of the following:

                                                                           2005                  2004
                                                                    -------------------   -------------------
       Land and land improvements                                   $                --                 8,630
       Buildings                                                                     --                45,400
       Machinery and equipment                                                       --               221,187
       Construction in progress                                                      --                 2,847
                                                                    -------------------   -------------------
                                                                                     --               278,064
       Less accumulated depreciation                                                 --               192,271
                                                                    -------------------   -------------------
                                                                    $                --                85,793
                                                                    ===================   ===================

       Depreciation expense was $7,254, $9,236 and $18,784 for 2005, 2004, and 2003, respectively, and is included in cost of sales and selling, general, and administration expenses.

                                                                 (Continued)

                        SIRATSA LLC AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 2005, 2004 and 2003

                           (Dollars in thousands)


(7)    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

       Accounts payable and accrued expenses at December 31, 2005 and 2004 consists of the following:

                                                                           2005                  2004
                                                                    -------------------   -------------------
       Accounts payable                                             $                --                19,273
       Accrued rebates                                                               --                 3,802
       Accrued compensation and benefits                                            170                 7,070
       Current portion of OPEB liability (note 11)                                   --                 4,000
       Current portion of accrued restructuring
            reserve (note 4)                                                         18                18,865
       Other accrued liabilities                                                  2,108                 5,339
                                                                    -------------------   -------------------
                                                                    $             2,296                58,349
                                                                    ===================   ===================

(8)    LONG-TERM DEBT

       On November 4, 2005, the Credit Facility was repaid in full, including all accrued interest, with proceeds from the sale of the Company's assets (see note 3).

       In September 2000, the Company entered into a credit agreement (Credit Agreement) that had maximum borrowings of $275,000 with a maturity date of September 2005, payable in quarterly installments that began on December 31, 2002. Subsequent amendments entered into by the Company resulted in an accelerating repayment schedule and a reduction in maximum borrowings to $20,000 by the end of 2004. As of December 31, 2004, the unused availability, net of $6,341 in outstanding letters of credit, was $13,659. The aggregate amount of debt outstanding under the Credit Agreement at December 31, 2004 was $0 . The Company was in compliance with its debt covenants as of December 31, 2004 and 2003.

       On February 8, 2005, the Company entered into a new asset-based revolving Credit Facility replacing the September 2000 Credit Agreement. The new Credit Facility had maximum borrowings up to $75 million under a revolver with a $25 million uncommitted expansion option and an original maturity date of February 2008. The Credit Facility was secured by certain assets of the Company. Borrowings under the Credit Facility bore interest at the base rate or the Eurodollar rate, as defined, plus a margin up to 2.5%.

       The Credit Facility contained a number of positive and negative covenants that are common in Credit Agreements of this type. The primary financial covenant was a fixed charge coverage ratio that was only applicable if the minimum availability fell below $15.0 million. In addition, if the minimum availability fell below a 30 day average of $17.5 million, certain payments to FMC and Solutia were to be deferred until such time availability exceeded this threshold. As part of the closing of the New Credit Facility, the deferred payment balances to the Owners discussed in note 14 were paid.

(9)    FAIR VALUE OF FINANCIAL INSTRUMENTS

       The Company has no long-term debt at December 31, 2005 or 2004.

                                                                 (Continued)

                        SIRATSA LLC AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 2005, 2004 and 2003

                           (Dollars in thousands)


       The fair value of the interest rate swap agreement of $255 is included in other long-term liabilities at December 31, 2004, reflecting the estimated amount that the Company would pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized losses of open contracts. In February 2005, a portion of the swap was cancelled with a payment of $185. In June 2005, the remaining portion expired.

       In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the hedge accounting treatment on the interest rate swap was deemed ineffective in 2003 and, as such, the entire amount of unrealized gain on derivative instruments included in accumulated other comprehensive income was recorded to interest expense at December 31, 2003. In 2005 and 2004 , the change in fair market value during the year of $76 and $2,058, respectively, was recorded to interest expense.

(10)   COMMITMENTS AND CONTINGENCIES

       Pursuant to the Asset Purchase Agreement and the Owner's Agreement, responsibility for all contingent liabilities and commitments, including all lease commitments, was assumed by either ICL or the Owners.

       The Company leased office space, plants, facilities, and various types of manufacturing, data processing, and transportation equipment. Leases of real estate generally provided for payment of property taxes, insurance and repairs by the Company. Capital leases were not significant. Rent expense under operating leases was $2,448, $7,259 and $9,026 in 2005, 2004, and 2003, respectively. Siratsa has no operating lease agreements at December 31, 2005

       The Company has certain contingent liabilities arising from litigation related to the sale of assets described in Note 3. Based on information currently available and established reserves, the ultimate resolution of the Company's known contingencies is not expected to have a material adverse effect on its financial position, results of operations or liquidity.

(11)   EMPLOYEE BENEFIT PLANS AND POSTRETIREMENT BENEFITS

       Prior to the sale of the Company's assets, (see note 3), the Company's employees had the option to participate in 401(k) plans (the 401(k) Plans). Employees that qualified for participation could contribute up to 60% of their salary on a before-tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service, or 100% of their salary on an after-tax basis. The Company matched 80% of the first 5% of participant contributions. The Company made matching contributions to the 401(k) Plans totaling $1,157, $1,284, and $1,280 in 2005, 2004, and 2003, respectively. In addition, the Company also contributed a percentage of employees' eligible earnings to a money purchase plan (the Money Purchase Plan) regardless of employees' 401(k) Plan participation. For the first two months of 2003, this contribution rate was 6%. Effective March 1, 2003, this rate was reduced to 3% for the remainder of 2003 and for the years 2004 and 2005. The Company made contributions to the Money Purchase Plan totaling $990, $1,089, and $1,344 in 2005, 2004, and 2003, respectively.

                                                                 (Continued)

                        SIRATSA LLC AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 2005, 2004 and 2003

                           (Dollars in thousands)


       Under the Joint Venture Agreement, the Company had a liability to the Owners for the reimbursement of postemployment benefits (OPEB) provided to certain retired employees accrued under the Owners' postemployment benefit plans, as defined. All of the OPEB liabilities were assumed by the Parents in equal amounts after the sale transaction (see note 3). The following table sets forth the Company's obligations:

                                                                            POSTRETIREMENT BENEFITS
                                                                    -----------------------------------------
                                                                           2005                  2004
                                                                    -------------------   -------------------
       Benefit obligation at December 31                            $                --                32,572
       Fair value of plan assets at December 31                                      --                    --
                                                                    -------------------   -------------------
                   Funded status                                                     --               (32,572)
       Unrecognized net actuarial loss                                               --                   258
       Unrecognized prior service cost                                               --                (2,752)
                                                                    -------------------   -------------------
                   Accrued benefit cost recognized in the
                      consolidated balance sheets                   $                --               (35,066)
                                                                    ===================   ===================
       Weighted average assumptions the measurement date:
            Discount rate                                                          5.00%                 6.00%
            Rate of compensation increase                                            --                  3.00%

       The measurement date for the plan was September 30 for 2005 and December 31 for 2004. For measurement purposes, an 8% and 9% annual rate of increase in the per-capita cost of covered healthcare benefits was assumed for 2005 and 2004, respectively. The rate was assumed to decrease gradually to 5% through 2008 and remain at that level thereafter.

                                                                            POSTRETIREMENT BENEFITS
                                                                    -----------------------------------------
                                                                           2005                  2004
                                                                    -------------------   -------------------
       Service cost                                                 $               79                    78
       Interest cost                                                             1,550                 1,834
       Other                                                                      (400)                 (552)
                                                                    -------------------   -------------------
                   Net periodic benefit cost                        $            1,229                 1,360
                                                                    ===================   ===================

       At December 31, 2004, $3,468 was accrued in due to affiliates for the 2004 year obligation as the payment was deferred and subsequently paid in 2005. Benefits paid were $4,183 and $3,961 in 2005 and 2004, respectively. Net periodic benefit cost primarily relates to retired employees and is included in other net in the consolidated statement of operations.

       Solutia adopted the provisions of FSP 106-2 in the quarter ended June 30, 2004 and; as such, this adoption is reflected in the Company's accounting for postretirement benefits.

       During the third quarter 2004, Solutia amended its U.S.
       postretirement plan for nonunion, active participants. These changes, effective September 1, 2004, include discontinuation of all postretirement

                                                                 (Continued)

                        SIRATSA LLC AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 2005, 2004 and 2003

                           (Dollars in thousands)


       benefits for a retiree or spouse after such person attains age 65, changes to certain eligibility requirements for pre-65 postretirement benefits with the eventual elimination of these benefits by 2016, and elimination of retiree life insurance benefits to future retirees. As a result, Solutia recorded a curtailment gain due to the reduction in anticipated future service of nonunion participants in Solutia's U.S. postretirement plan, which has been ratably passed on to Astaris and is reflective of the unrecognized prior service cost at December 31, 2005 and 2004 in the table above. The unrecognized prior service cost was being amortized over five years.

(12)   ENVIRONMENTAL OBLIGATIONS

       Pursuant to the Asset Purchase Agreement and the Owner's Agreement, all environmental liabilities have been transferred to either ICL or the Owners.

       Prior to the transaction, the Company was subject to various federal, state, and local environmental laws and regulations that govern emissions of air pollutants, discharges of water pollutants, and the manufacture, storage, handling, and disposal of hazardous substances, hazardous wastes, and other toxic materials. U.S. environmental legislations that had a particular impact on the Company include the Toxic Substances Control Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Safe Drinking Water Act; and the Comprehensive Environmental Response, Compensation, and Liability Act (commonly known as Superfund). The Company was also subject to the Occupational Safety and Health Act and regulations of the Occupational Safety and Health Administration (OSHA) concerning employee safety and health matters. The U.S. Environmental Protection Agency (EPA), OSHA, and other federal agencies have the authority to promulgate regulations that have an impact on the Company's operations.

       In addition to these federal activities, various states have been delegated certain authority under several of the aforementioned federal statutes. Many state and local governments have adopted environmental and employee safety and health laws and regulations, some of which are similar to federal requirements. State and federal authorities may seek fines and penalties for violation of these laws and regulations.

       The Joint Venture Agreement between Astaris, FMC, and Solutia states that FMC and Solutia are responsible for preinception existing environmental conditions at their respective facilities. The Company is proportionally responsible for any existing environmental conditions that it exacerbated and was solely responsible for environmental conditions arising solely out of postinception operations.

       As a result of the restructuring activities in 2003 (see note 4), Astaris executed the shutdown of operations at the Green River, Wyoming; the Bedford Park, Illinois; and the Trenton, Michigan facilities and decontamination efforts began in 2004. The Green River assets and related environmental liabilities were transferred to FMC in 2004. The Bedford Park assets were removed and the lease relinquished in 2004, resulting in no known remaining environmental obligations as of December 31, 2004 or 2005. The Trenton assets were decontaminated and mothballed for demolishment at a later date and the Company continued to perform ongoing environmental activities as needed, through November 4, 2005.

       As a result of the March 5, 2004 settlement agreement with NuWest Industries, Inc., previously discussed in note 4, certain assets related to the Conda and Dry Valley mines were transferred to NuWest, along with related environmental liabilities.

                                                                 (Continued)

                        SIRATSA LLC AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 2005, 2004 and 2003

                           (Dollars in thousands)


(13)   CONCENTRATIONS

       Sales to one customer represented approximately 11%, 12%, and 11% of sales in 2005, 2004, and 2003, respectively. Purchases from two vendors represented approximately 18% and 16% in 2005, 18% and 17% in 2004 and 19% and 11% of purchases in 2003.

(14)   RELATED PARTIES

       The Company and the Owners provided and received various services to and from each other. Amounts included in the consolidated statements of operations related to these services for 2005, 2004, and 2003 are as follows:

                                                          2005                  2004                  2003
                                                    ------------------   -------------------   -------------------
Administrative services provided by the
  Owners and billed to the Company                  $             221                   640                 2,562
Manufacturing services and related
  infrastructure support provided by the
  Owners and billed to the Company                             13,759                12,068                38,375
Environmental remediation services,
  dismantlement, and other restructuring
  charges billed by the Owners
  to the Company                                                  626                17,888                 1,731
Raw materials and finished goods
  purchased by the Company from
  the Owners                                                    6,609                 4,151                 4,373
Net sales by the Company to the Owners                          1,740                 3,479                 3,999

       As a result of the transactions with the Owners, the Company has a receivable from the Owners of $-0- and $1,189 and a payable to the Owners of $-0- and $6,950 at December 31, 2005 and 2004, respectively. These amounts were recorded as due from affiliates and due to affiliates, respectively.

       As part of entering into an amendment of the Credit Agreement, both Owners agreed to defer payments from Astaris for certain costs, primarily related to the restructuring, through September 2005. The total payments deferred and recognized as due to affiliates on the consolidated balance sheets totaled $31,717 at December 31, 2004 (See note 8).

       The Company purchased raw materials from its former 44% joint venture investment in FosBrasil. These purchases were approximately $9,514, $9,450 and $8,108 for 2005, 2004, and 2003, respectively. As a result of the transactions with the Company's joint venture, the Company has a payable of $-0- and $869, included in accounts payable and accrued expenses at December 31, 2005 and 2004, respectively.


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